Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Closing of Pottstown, Pennsylvania
Location

    YORK, Pa.--(BUSINESS WIRE)--June 3, 2004--The Bon-Ton Stores, Inc. (Nasdaq:BONT) today announced it will close its Pottstown, Pennsylvania store effective July 31, 2004. The Pottstown store will continue to offer a full merchandise assortment and honor the company's hassle-free return and exchange policy until it closes. Thereafter, Pottstown customers may return merchandise to any other Bon-Ton location.
    The Bon-Ton acquired the leasehold interest in the 90,000 square feet Pottstown location in December 1998 and the store opened under the Bon-Ton name on August 19, 1999. The lease terminates July 31, 2004. The cost of closing this location will approximate $1.7 million to $2.0 million. This charge was not anticipated in the Company's earnings guidance for the year; however, the Company expects to perform in the range of the earnings guidance of $1.20 to $1.40 per share for fiscal 2004. The closing has been reported to the appropriate state and local officials in accordance with the WARN Act and will impact approximately 96 associates.
    Mr. Baireuther, vice chairman and chief administrative officer, stated, "We sincerely appreciate the loyalty and dedication of our associates and the support of our Pottstown store customers. We remain committed to our customers in the Pottstown area and encourage them to visit our store in Reading, Pennsylvania."
    Affected associates will be offered the opportunity to interview for available positions at our Reading store as well as other Bon-Ton locations. Associates will receive career transition benefits including severance, career counseling and state employment service support.
    The Bon-Ton Stores, Inc. operates 142 department stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071